Exhibit 99.2

About Non-GAAP Financial Measures

To supplement RealNetworks’ condensed consolidated financial statements presented in accordance with GAAP, the Company presents investors with certain non-GAAP financial measures, including adjusted revenue, adjusted EBITDA, adjusted EBITDA by reporting segment and free cash flow.

•	Adjusted revenue consists of revenue excluding the impact of foreign exchange rate fluctuations experienced in the third quarter.

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Adjusted EBITDA and adjusted EBITDA by reporting segment consist of operating income (loss) and includes other income (expense) net, and net income (loss) attributable to noncontrolling interest in Rhapsody but excludes the impact of the following: depreciation and amortization (net of noncontrolling interest effect); acquisitions related intangible asset amortization (net of noncontrolling interest effect); stock-based compensation; impairment of goodwill; restructuring and other charges; loss on excess office facilities; and the effect of the change in accounting for the sale of noncontrolling interest in the Company’s Rhapsody joint venture.

•	Free cash flow consists of adjusted EBITDA, as defined above, less purchase of equipment, software and leasehold improvements.

RealNetworks believes that the presentation of adjusted revenue, adjusted EBITDA, adjusted EBITDA by reporting segment and free cash flow provide important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with RealNetworks’ past financial reports, and also facilitates comparisons with other companies in the Company’s industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. Management has historically used these non-GAAP measures when evaluating operating performance and liquidity because the inclusion or exclusion of the items described above provides additional useful measures of the Company’s operating results and facilitates comparisons of the Company’s core operating performance against prior periods and its business model objectives. The Company has chosen to provide this information to investors in order to enable them to perform additional analyses of past, present and future operating performance, to enable them to compare RealNetworks with other companies, and as a supplemental means to evaluate the Company’s ongoing operations and liquidity. In addition, RealNetworks believes that providing adjusted revenue allows investors to compare 2010 revenue with 2009 revenue in constant dollars, providing a more consistent view of revenue trends for its ongoing business. Externally, the Company believes that adjusted EBITDA and free cash flow are useful to investors in their assessment of RealNetworks’ operating performance, cash-generating ability and the valuation of the Company.

Internally, adjusted revenue, adjusted EBITDA, adjusted EBITDA by reporting segment and free cash flow are significant measures used by management for purposes of:

•	supplementing the financial results and forecasts reported to the Company’s board of directors;

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evaluating the operating performance of RealNetworks which includes direct and incrementally controllable revenue and costs of operations, but excludes items considered by management to be non-cash or non-operating such as interest income and expense, stock-based compensation, tax expense, depreciation and amortization; impairment of goodwill and long-lived assets; or not within management’s control, such as significant fluctuations in foreign currencies;

•	managing and comparing performance internally across the Company’s businesses and externally against the Company’s peers;

•	assessing the Company’s overall liquidity;

•	establishing internal operating budgets; and

•	evaluating and valuing potential acquisition candidates.

Adjusted revenue, adjusted EBITDA, adjusted EBITDA by reporting segment and free cash flow are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of RealNetworks’ business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of RealNetworks’ results as reported under GAAP. The Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from its non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. Some of the limitations in relying on the Company’s non-GAAP financial measures are:

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Adjusted EBITDA and adjusted EBITDA by reporting segment are measures that the Company has defined for internal and investor purposes and are not in accordance with GAAP. A further limitation associated with these measures is that they do not include all costs and income that impact the Company’s operating income (loss). The Company compensates for these limitations by prominently disclosing GAAP operating income (loss) , which the Company believes is the most directly comparable GAAP measure, and providing investors with reconciliations from GAAP operating income (loss) to adjusted EBITDA and to adjusted EBITDA by reporting segment.

•	Free cash flow is limited because it does not represent the residual cash flow available for discretionary expenditures nor the increase or decrease in the cash balance from operations.

RealNetworks has included reconciliations of GAAP operating income (loss) to adjusted EBITDA and to adjusted EBITDA by reporting segment for the relevant periods in the financial tables of its earnings press release, which is included as Exhibit 99.1 to this report.

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